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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM 8-K

                                 Current Report


                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


     DATE OF THE REPORT (DATE OF EARLIEST EVENT REPORTED): DECEMBER 1, 1997


                            THE KROLL-O'GARA COMPANY
             (Exact name of registrant as specified in its charter)


             Ohio                      000-21629                 31-1470817
(State or other jurisdiction of       (Commission             (I.R.S. Employer
        Incorporation)                file number)           Identification No.)


                               9113 LeSaint Drive
                              Fairfield, Ohio 45014
                                 (513) 874-2112

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                               THE O'GARA COMPANY

         (Former Name or Former Address, if changed since last Report)


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                            THE KROLL-O'GARA COMPANY
                                 8-K INFORMATION

Items 1, 3, 4, 5, 6, 8 and 9 are not applicable and are omitted from this Current Report.

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

        On December 1, 1997, The O'Gara Company ("O'Gara") completed the merger (the "Merger") of its wholly owned Delaware subsidiary, VDE, Inc., with and into Kroll Holdings, Inc. ("Kroll"), a Delaware corporation. As a result of the Merger, Kroll became a wholly-owned subsidiary of O'Gara; O'Gara's name was changed to The Kroll-O'Gara Company (the "Company"); the size of the Company's Board of Directors was increased to eleven; and Jules B. Kroll, Howard I. Smith, Michael G. Cherkasky and Marshall S. Cogan became directors of the Company. In the Merger, approximately 6.1 million shares of the Company's Common Stock were issued to the former shareholders of Kroll; an additional 550,000 shares have been reserved for issuance upon the exercise of options to purchase Kroll Common Stock which were converted to outstanding options to purchase the Company's Common Stock. The Merger is being accounted for as a pooling-of-interests.

        All other information required by this Item is incorporated by reference from the Company's Proxy Statement/Prospectus filed as Exhibit 99.1 to this Current Report.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

        In accordance with General Instruction B.3, the information required by pararaphs (a) and (b) of this Item is omitted because it has been previously reported (as defined in Rule 12b-2) in the registrant's Registration Statement on Form S-4, No. 333-35845.

(c) Exhibits

    Number   Description
    ------   -----------

      2.1 Plan and Agreement to Merge VDE, Inc. with and into Kroll Holdings, Inc., dated as of August 8, 1997 (included as Appendix A to the Proxy Statement/Prospectus filed as Exhibit 99.1 to this Current Report)

     99.1    Proxy Statement/Prospectus dated November 7, 1997



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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: DECEMBER 15, 1997                 THE KROLL-O'GARA COMPANY

                                        By /s/ Nicholas P. Carpinello
                                           -------------------------------------
                                           Nicholas P. Carpinello
                                           Controller and Treasurer





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